Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bridgeport Ventures Inc.

We consent to the use of our report dated August 31, 2009 except for Note 9 which is as at September 25, 2009 and Note 10 which is as at April 5, 2010, with respect to the balance sheets of Bridgeport Ventures Inc. (An Exploration Stage Enterprise) as at April 30, 2009 and 2008 and the statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the year ended April 30, 2009 and for the period from the date of incorporation (May 10, 2007) to April 30, 2008, included herein by reference and to the reference to our firm under the heading “Auditors” in the Form 20-F Registration Statement.

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants
Licensed Public Accountants

Toronto, Canada

April 26, 2010